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                                                                   EXHIBIT 23.7

               [Letterhead of Morgan Stanley & Co. Incorporated]

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Ladies and Gentlemen:


   We hereby consent to (i) the inclusion of our opinion letter, dated December 19, 2001, to the Board of Directors of US Unwired Inc. (the "Company") as Annex J to the proxy statement/prospectus (the "Proxy Statement/Prospectus") of the Company which is a part of Amendment No. 1 to the Registration Statement on Form S-4 (the "Amendment") of the Company relating to transactions contemplated by the Agreement and Plan of Merger dated as of December 19, 2001, among the Company, Northeast Unwired Inc., and IWO Holdings, Inc., and (ii) to the description of the opinion and to the references to Morgan Stanley & Co. Incorporated in the following sections of the Proxy Statement/Prospectus:
"SUMMARY--Fairness Opinion of US Unwired's Financial Advisor;" "THE MERGER--Background of the Merger;" "THE MERGER--US Unwired's Reasons for the Merger;" and "THE MERGER--Opinion of US Unwired's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules or regulations promulgated thereunder, nor, do we admit that we are experts with respect to any part of the Amendment within the meaning of the term "experts" as used in the Securities Act and the rules or regulations promulgated thereunder.


                                          MORGAN STANLEY & CO. INCORPORATED


                                          By:   /s/ WILLIAM BLAKE STURCKE
                                             -----------------------------------
                                             Name: William Blake Sturcke
                                             Title: Vice President


New York, NY

February 11, 2002